Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2018 Second Quarter Financial Results

-- 18.2% year-over-year increase in home care revenue --

New Prague, Minnesota – February 13, 2018 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended December 31, 2017 (“Q2 FY 2018”).

Q2 FY 2018 Highlights

●	Net revenue increased 9.6% to $7.0 million from $6.4 million during the three months ended December 31, 2016 (“Q2 FY 2017”), driven by an 18.2% year-over-year increase in home care revenue.

●	Gross profit rose 13.4% to $5.6 million from $4.9 million in Q2 FY 2017.

●	Selling, general and administrative expenses increased 16.2% to $4.8 million, from $4.1 million in Q2 FY 2017, primarily reflecting the hiring of new employees to support revenue growth initiatives.

●	Operating income grew 5.6% to $770,000, from $729,000 in Q2 FY 2017.

●	Net income equaled $349,000, or $0.04 per diluted share, compared to $444,000, or $0.05 per diluted share, in Q2 FY 2017.

●	Net income for Q2 FY 2018 included a non-recurring discrete deferred tax expense of $160,000 related to the Tax Cuts and Jobs Act (“the Tax Act”). On a go-forward basis, the Tax Act reduces the statutory corporate federal tax rate from 34% to 21%, effective January 1, 2018, and is estimated to benefit the Company’s after-tax net income by approximately 13% beginning in fiscal 2018, as well as positively impact earnings per share and cash flow.

●	Cash flow from operations totaled $1.2 million, compared to $1.3 million in Q2 FY 2017.

●	Field sales employees grew to 43 at the end of Q2 FY 2018 from 35 at the end of Q2 FY 2017.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We grew home care revenue by 18.2% year-over-year while increasing investments in marketing and sales initiatives to address the large and underpenetrated bronchiectasis market. We also significantly grew the footprint of clinics using our innovative SmartVest Connect™ wireless connectivity solution and continue to receive positive feedback from physicians and patients on its intuitive design. SmartVest’s® patient therapy monitoring, ease-of-use and comfort, combined with our dedication to customer service, underpin Electromed’s continued progress this quarter.”

Ms. Skarvan continued, “Having completed most of our direct sales expansion for the fiscal year, with the number of field sales employees up more than 20% compared to the end of Q2 FY 2017, our near-term growth strategies are focused on improving sales force productivity, amplifying our direct-to-patient marketing and expanding the body of clinical evidence supporting SmartVest® benefits for bronchiectasis patients. We continue to manage the business for long-term growth, while remaining focused on profitability and positive cash flow short term. Year-over-year revenue growth in the second half of fiscal 2018 is estimated to be in line with fiscal 2017 growth levels. We remain confident in the growth opportunity for SmartVest® and excited about our direction, as we strive to improve quality of life and outcomes for an expanding number of patients with compromised pulmonary function.”

Q2 FY 2018 Review

Net revenue increased 9.6% to $7.0 million in Q2 FY 2018 from $6.4 million in Q2 FY 2017, driven by higher home care revenue. Home care revenue rose 18.2% to $6.5 million in Q2 FY 2018 from $5.5 million in Q2 FY 2017. This increase was primarily due to growth in approvals as a result of continued improvements in the Company’s reimbursement operations, which led to a greater referral to approval percentage as compared to the prior year.

Gross profit increased 13.4% to $5.6 million, or 80.0% of net revenue, in Q2 FY 2018 from $4.9 million, or 77.3% of net revenue, in Q2 FY 2017. The increase in gross profit resulted primarily from an increase in home care revenue.

Operating expenses, which include selling, general and administrative (“SG&A”) expenses as well as research and development (“R&D”) expenses, totaled $4.8 million, or 69.0% of net revenue, in Q2 FY 2018 compared with $4.2 million, or 65.9% of net revenue, in the same period of the prior year. SG&A expenses increased 16.2% to $4.8 million in Q2 FY 2018 from $4.1 million in Q2 FY 2017, primarily due to additional employees in sales, annual salary increases, higher share-based equity compensation expense, and additional sales incentives on higher revenue accruals. R&D expenses totaled $57,000 in Q2 FY 2018 compared to $101,000 in Q2 FY 2017.

Operating income increased 5.6% to $770,000 in Q2 FY 2018, from $729,000 in Q2 FY 2017, reflecting higher gross profit partially offset by higher SG&A expense.

Net income before income tax expense totaled $765,000 in Q2 FY 2018, compared to $714,000 in Q2 FY 2017.

Net income equaled $349,000, or $0.04 per diluted share, in Q2 FY 2018, compared to $444,000, or $0.05 per diluted share, in Q2 FY 2017. In Q2 FY 2018, income tax expense totaled $416,000, compared to $270,000 in the same period of the prior year.

Income tax expense during Q2 FY 2018 included a discrete deferred tax expense of $160,000 as a result of re-measuring certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future under the Tax Act that was enacted by the U.S. Government on December 22, 2017. On a go forward basis, the Act reduces the statutory corporate federal tax rate from 34% to 21%, effective January 1, 2018, and is estimated to benefit the Company’s after-tax net income, earnings per share and cash flow by approximately 13% beginning in 2018.

Year-to-Date FY 2018 Summary

For the six months ended December 31, 2017, revenue grew 12.2% to $13.4 million from $11.9 million in the same period of fiscal 2017, driven by a 17.4% increase in home care revenue. Gross margins were 78.7%, compared to 77.7% in the prior fiscal year, while net income was approximately $470,000, or $0.05 per diluted share, compared to approximately $635,000, or $0.08 per diluted share in fiscal 2017.

Financial Condition

Electromed’s balance sheet at December 31, 2017 included cash of $6.8 million, current maturities of long-term debt of $1.1 million, working capital of $15.5 million, and shareholders’ equity of $19.9 million.

Conference Call

Management will host a conference call on February 14, 2018 at 8:00 am CT (9:00 am ET) to discuss Q2 FY 2018 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

http://www.investorcalendar.com/event/23177.

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of Electromed’s web site at: http://www.smartvest.com/electromed/investor-relations/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities and our sales force, product and service innovations, referral quality and processing, financial performance, profitability and market trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on the Company’s industry and business, the effectiveness of the Company’s sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	December 31, 2017	June 30, 2017
	(Unaudited)
Assets
Current Assets
Cash	$6,840,237	$5,573,709
Accounts receivable (net of allowances for doubtful accounts of $45,000)	9,680,369	9,949,759
Inventories	2,393,639	2,559,485
Prepaid expenses and other current assets	379,713	393,319
Total current assets	19,293,958	18,476,272
Property and equipment, net	3,215,369	3,303,233
Finite-life intangible assets, net	674,704	721,276
Other assets	102,577	99,868
Deferred income taxes	417,000	460,000
Total assets	$23,703,608	$23,060,649

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt, net of debt issuance costs	$1,124,745	$50,703
Accounts payable	704,105	663,376
Accrued compensation	835,907	946,623
Income tax payable	84,110	156,524
Warranty reserve	670,000	640,000
Other accrued liabilities	360,538	438,748
Total current liabilities	3,779,405	2,895,974
Long-term debt, less current maturities and net of debt issuance costs	–	1,097,125
Total liabilities	3,779,405	3,993,099

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,270,167 and 8,230,167 issued and outstanding at December 31, 2017 and June 30, 2017, respectively	82,702	82,302
Additional paid-in capital	14,414,450	14,028,602
Retained earnings	5,427,051	4,956,646
Total shareholders’ equity	19,924,203	19,067,550
Total liabilities and shareholders’ equity	$23,703,608	$23,060,649

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2017	2016	2017	2016

Net revenues	$6,984,626	$6,372,243	$13,366,405	$11,917,606
Cost of revenues	1,398,001	1,445,786	2,843,286	2,663,522
Gross profit	5,586,625	4,926,457	10,523,119	9,254,084

Operating expenses
Selling, general and administrative	4,759,652	4,096,197	9,463,163	7,784,107
Research and development	56,794	100,801	127,458	451,641
Total operating expenses	4,816,446	4,196,998	9,590,621	8,235,748
Operating income	770,179	729,459	932,498	1,018,336
Interest expense, net of interest income of $8,888, $3,603, $18,517 and $6,969, respectively	4,894	15,598	9,093	32,304
Net income before income taxes	765,285	713,861	923,405	986,032

Income tax expense	416,000	270,000	453,000	351,000
Net income	$349,285	$443,861	$470,405	$635,032

Income per share:
Basic	$.04	$.05	$.06	$.08
Diluted	$.04	$.05	$.05	$.08

Weighted-average common shares outstanding:
Basic	8,200,167	8,167,112	8,200,167	8,167,112
Diluted	8,648,866	8,426,996	8,645,987	8,440,698

Electromed, Inc.

Condensed Statements of Cash Flows

	Six Months Ended December 31,
	2017	2016
Cash Flows From Operating Activities
Net income	$470,405	$635,032
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	329,719	312,075
Amortization of finite-life intangible assets	56,610	60,963
Amortization of debt issuance costs	4,394	9,216
Share-based compensation expense	386,248	234,634
Deferred income taxes	43,000	13,000
Loss on disposal of intangible assets	–	111,497
Changes in operating assets and liabilities:
Accounts receivable	269,390	(673,458)
Inventories	183,617	(53,894)
Prepaid expenses and other assets	8,461	7,046
Income tax receivable	–	189,789
Income tax payable	(72,414)	–
Accounts payable and accrued liabilities	(149,647)	(807,188)
Net cash provided by operating activities	1,529,783	38,712

Cash Flows From Investing Activities
Expenditures for property and equipment	(228,176)	(267,117)
Expenditures for finite-life intangible assets	(10,038)	(44,518)
Net cash used in investing activities	(238,214)	(311,635)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(25,041)	(24,056)
Payment of deferred financing fees	–	(4,872)
Net cash used in financing activities	(25,041)	(28,928)
Net increase (decrease) in cash	1,266,528	(301,851)
Cash
Beginning of period	5,573,709	5,123,355
End of period	$6,840,237	$4,821,504

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